UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date (Date of earliest event reported)   April 23, 1996



                          PIPER JAFFRAY COMPANIES INC.
             (Exact name of Registrant as specified in its charter)


Delaware                               1-7421                       41-1233380
(State or other jurisdiction       (Commission File          (I.R.S. Employer
 of incorporation)                      Number)              Identification No.)


Piper Jaffray Tower,    222 South 9th Street, Minneapolis, Minnesota     55402
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:    (612) 342-6000










                       Exhibit Index located at Page 4.


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Item 5.  Other Events.

On April 23, 1996, Piper Jaffray Companies Inc. (the "Company") and the attorneys representing certain shareholders of the American Adjustable Rate Term Trusts Inc. 1996, 1997, 1998 and 1999 closed-end funds (the "Trusts") managed by Piper Capital Management Incorporated (Piper Capital), a wholly owned subsidiary of the Company, reached an agreement in principle to settle purported class action litigation brought on behalf of fund shareholders. The agreement in principle, which requires court approval, will result in payment to fund shareholders by the Company of approximately $14 million, less attorney's fees. The Company has the right to terminate and cancel the agreement if the members who request exclusion from the class have purchased or held in excess of 9.4 million shares of the Trusts during the class period or if the number of members who request exclusion exceeds 100 and the aggregate number of shares purchased or held by these members exceeds 2 million.

The $14 million settlement will be paid in a combination of $500,000 cash payable upon execution of the definitive settlement agreement, $1.5 million cash payable upon final approval by the court (effective date) and payments of $3 million on each anniversary of the effective date for the next four years. The deferred payments will accrue interest totaling as much as $1.8 million. The Company has recorded the settlement charge in the quarter ended March 31, 1996.


Item 7.  Financial Statements and Exhibits.

   (c)      Exhibits.
     99 (a) Press release dated April 23, 1996.





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 PIPER JAFFRAY COMPANIES INC.



                                 /s/ Deborah K. Roesler
                                 DEBORAH K. ROESLER
                                 Chief Financial Officer and Managing Director

Dated April 23, 1996




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                                INDEX OF EXHIBITS

Exhibit No.    Exhibit                                         Form of Filing

     99 (a)    Press release dated April 23, 1996.               (Electronic
                                                                Transmission)





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